UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of acquisition or Disposition of Assets.

On September 9, 2013, Vestin Realty Mortgage I, Inc. (the “Company”) announced that it has formed two limited liability companies with Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRM II”) and MVP REIT Inc., a Maryland corporation (“MVP REIT”) to acquire two parking facilities in a $4.3 million all cash acquisition.  This is the final acquisition in a $13.5 million portfolio consisting of six separate parking facilities.  One parking facility is located in Baltimore, MD and one parking facility is located in St. Louis, MO.  The Company, VRM II and MVP REIT will hold a 44%, 51% and 5% interest, respectively in the limited liability companies. The limited liability companies will be jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC. MVP REIT has the right, at any time, with ten (10) days written notice, to purchase the Company’s interest in the limited liability companies (the “Purchase Right”).  The price for the Purchase Right shall be equal to the Company’s Capital Contribution plus a 7.5% annual cumulative return less any Distributions received by the Company.

The acquisition for both properties closed September 4, 2013.  The Baltimore property is a 6-story parking garage, located in the busy downtown Central Business District. The 86,520-square-foot, automated facility is situated beneath a 23-story office building, and is utilized by local area businesses in the high-traffic harbor area of the city. Additionally, the 240-parking space facility is surrounded by a number of professional and financial businesses, as well as a large number of nearby restaurants.  The St. Louis property is a 1.22-acre surface parking lot, located in the heart of the city center. The 55,153-square-foot lot has 179 parking spaces and is accessible by both eastbound and westbound traffic on Spruce Street.  Located on the western portion of the St. Louis Central Business District, the property is a short distance from Scottrade Center, Busch Stadium, City Hall, the headquarters of the Metropolitan Police Department, and the St. Louis Public Library.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

	By	Vestin Mortgage, LLC, its sole manager

Date: September 10, 2013	By	/s/ Tracee Gress
Tracee Gress
Chief Financial Officer